Exhibit 2.4
CONFIDENTIAL DISCLOSURE AGREEMENT
     This Confidential Disclosure Agreement (the “Agreement”) is entered into as of November 14, 2008 (the “Effective Date”), by and between Thoratec Corporation, 6035 Stoneridge Drive, Pleasanton, California 94588, United States of America, together with its affiliates and subsidiaries (“Thoratec”), and HeartWare International, Inc., Level 57, MLC Centre, 19-29 Martin Place, Sydney NSW 2000, Australia, together with its affiliates and subsidiaries (the “Company”).
WITNESSETH
     WHEREAS, each party wishes to receive information which is confidential and proprietary to the other party for the purpose of evaluating a possible transaction (a “Possible Transaction”) involving the Company and Thoratec (the “Purpose”);
     NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements set forth herein, and each party agreeing to treat the other party’s Information (as defined below) in accordance with the provisions of this Agreement, the parties hereby agree as follows:
1. Definitions. For purposes of this Agreement:
     (a) Each party hereto that discloses or otherwise furnishes (either directly or through a Representative (as defined below)) Information (as defined below) of such party is referred to herein as a “Disclosing Party,” and each party hereto that receives (either directly or through a Representative) Information disclosed or otherwise furnished by or on behalf of a Disclosing Party is referred to herein as a “Recipient.”
     (b) The term “Information” shall mean all such information furnished by the Disclosing Party or its Representatives after the date hereof, whether oral or written, and regardless of the manner or form in which it is furnished. Information also includes all notes, analyses, compilations, studies, forecasts, interpretations or other documents prepared by the Recipient or its Representatives, which contain, reflect or are based upon, in whole or in part, the information furnished to the Recipient or its Representatives pursuant hereto.
     (c) The term “person” shall be interpreted broadly to include, without limitation, any corporation, company, partnership, other entity, group or individual.
     (d) “Representatives” shall mean, as to any person, such person’s affiliates and its and their directors, officers, employees, agents and advisors (including, without limitation, financial advisors, counsel and accountants).
2. Confidentiality. Each Recipient agrees that it and its Representatives will (a) hold in confidence Information disclosed or otherwise furnished by or on behalf of a Disclosing Party to the Recipient or its Representatives, (b) not disclose such Disclosing Party’s Information to any third party other than to Representatives who have a need to know such Information solely for the Purpose, and (c) not use such Disclosing Party’s Information for any purpose, other than the Purpose and as otherwise permitted under this Agreement. Each Recipient agrees that it shall protect Information disclosed or otherwise furnished by or on behalf of a Disclosing Party with at least the same degree of care as Recipient uses in protecting its own Information of a similar nature. Each party will be responsible for any breach of the terms of this Agreement by its Representatives

November 14, 2008
(including Representatives who, subsequent to the first date of disclosure of Information hereunder, become former Representatives).
3. Exceptions. Neither a Recipient nor any of its Representatives shall have any obligation of confidentiality or nonuse under this Agreement with respect to any portion of a Disclosing Party’s Information which:
(a)	is or becomes generally available to the public, other than through disclosure by the Recipient or its Representatives in violation of this Agreement or other obligation of confidentiality; or

(b)	is generally made available to third parties by the Disclosing Party without restriction on disclosure; or

(c)	becomes available to the Recipient on a non-confidential basis from a person other than the Disclosing Party or its Representatives, provided that such source is not known by the Recipient to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any of its Representatives, with respect to such Information; or

(d)	the Recipient possesses or developed prior to such Information being disclosed or otherwise furnished to the Recipient or its Representatives by or on behalf of the Disclosing Party hereunder, provided that the source of such Information is not known by the Recipient to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any of its Representatives, with respect to such information; or

(e)	is independently discovered or developed by the Recipient without reference to or use of the Disclosing Party’s Information.
4. Residuals. Each party acknowledges that the other party is actively engaged in technical and scientific development fields related to the Possible Transaction, which may include the subject matter of the Disclosing Party’s Information. Each party, however, wishes the other party to consider entering into a Possible Transaction that may involve that subject matter, and therefore wishes to disclose Information to employees of the Recipient who are actively engaged in that technical and scientific development so that the Possible Transaction may be better assessed. Each party acknowledges and agrees that this disclosure may cause the incorporation of “Residuals” (as defined below) within the Recipient’s products. Each party acknowledges that the other party will not investigate or commence the Possible Transaction unless each party agrees that the Recipient is not exposing itself to any potential liability for misappropriation, breach of contract, or infringement of any intellectual property right (including but not limited to patent, copyright, mask work or trade secret rights) for any use, copying or exploitation of such Residuals. Therefore, each party covenants not to sue or bring any action, claim or proceeding against the Recipient, its officers, directors, employees, contractors, customers, distributors or suppliers based in whole or in part on the use, copying or other exploitation of any Residuals, and each party shall have the burden of demonstrating with tangible proof that any claimed improper use of Information involved more than the permitted use of Residuals. “Residuals” means any and all information in intangible form that may be incidentally retained in the unaided memory of a person having access to that information, including ideas, concepts, know-how or techniques contained therein but without the continuing use

November 14, 2008
of or reliance on materials or tangible objects provided by the Disclosing Party to the Recipient. Memory is unaided, under the preceding sentence, if the Recipient has not intentionally memorized the Information for the purpose of retaining and subsequently using or disclosing it. A Recipient shall have no obligation to limit or restrict the assignment of such persons or to pay royalties for any work resulting from the use of Residuals.
5. Other Authorized Disclosure. Notwithstanding any other provision of this Agreement, a Recipient or its Representatives may disclose the Disclosing Party’s Information:
     (a) in response to a valid order of a court or other governmental body, or law, regulation or stock exchange rule; provided however, that Recipient shall first have given prompt written notice of such required disclosure to the Disclosing Party, to the extent permitted by such order, law, regulation or rule and applicable law, so that the Disclosing Party may seek a protective order or other appropriate remedy, and the Recipient shall reasonably cooperate, if requested, with the Disclosing Party in any such effort; provided further, however, that if a protective order or other remedy is not obtained and disclosure of Information is required, the Recipient or its Representative, as the case may be, may so disclose only that portion of Information which it is advised by counsel is legally required to be disclosed; or
     (b) to establish rights or enforce obligations under this Agreement, but only to the extent such disclosure is necessary and provided that the Recipient seeks confidential treatment of the Information to be disclosed.
6. Destruction of Information. Upon written request of the Disclosing Party, each Recipient shall promptly return or destroy, at the election of the Disclosing Party, any and all written Information or other materials in tangible or electronic form (including all copies, reproductions, summaries, analyses, extracts or other documents based on, derived from or otherwise reflecting Information in whatever form or medium, including electronic copies) in its possession or in the possession of any of its Representatives that was provided by such other party; provided however, that each Recipient shall be entitled to retain (a) in the possession of its independent counsel, a single archival copy of Information of the Disclosing Party solely for the purposes of establishing the extent of disclosure of Information by the Disclosing Party hereunder and monitoring Recipient’s compliance hereunder and (b) any materials provided to the Recipient’s board of directors in connection with its consideration of a Possible Transaction. Notwithstanding the retention or destruction of the Information, all Information shall continue to be subject to the terms of this Agreement.
     7. Standstill. For a period of twelve (12) months after the Effective Date (the “Standstill Period”), unless Thoratec has been invited by the Company or the action is approved by the Company’s board of directors, neither Thoratec nor any of its Representatives will (a) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase, merger, exchange or otherwise, any securities or direct or indirect rights to acquire any securities, or any assets of the Company; (b) seek or propose to influence or control the management or policies of the other party, make or participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote any securities of the Company or any subsidiary thereof, or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company or any subsidiary thereof; (c) make any public announcement with respect to, or submit a proposal or offer of (with or without conditions), any merger, recapitalization, reorganization, business combination or other extraordinary transaction

November 14, 2008
involving the other party or any subsidiary thereof or any of their securities or assets; or (d) otherwise act, alone or in concert with any third party with respect to any of the foregoing. Notwithstanding the foregoing, nothing contained herein shall prohibit Thoratec from acquiring the securities of another medical device or medical technology company that beneficially owns any securities of the Company.
8. Non-Solicitation. For a period of two (2) years following the Effective Date, without the express written consent of the other party, each party and such party’s affiliates (the “Soliciting Party”) agrees not to directly or indirectly solicit for employment any individual who is an employee of the other party or such party’s subsidiaries (the “Employing Party”). This section shall apply only to employees of the Employing Party who become known to the Soliciting Party as a result of its evaluation of a Possible Transaction involving the parties and who are employed by the Employing Party at the time of such solicitation. Nothing herein shall restrict or preclude the Soliciting Party’s right to (a) make generalized searches for employees by use of advertisements in any medium or to engage search firms for such purposes, so long as such search firms are not instructed by the Soliciting Party to target such employees of the Employing Party, (b) solicit for employment and hire any individual responding to such advertisements or search firm inquiries or who initiates contact with the Soliciting Party regarding employment with the Soliciting Party, or (c) solicit for employment and hire any individual with whom the Soliciting Party has had discussion regarding potential employment within six (6) months prior to the Effective Date.
9. Patent Rights and Licenses. It is understood that the Disclosing Party shall retain all rights to its Information and that no patent right or license or other right or license is hereby granted by or to either party by this Agreement and that the disclosure of Information shall not result in any obligation by the Disclosing Party to grant the Recipient any rights in or to such Information.
10. Publicity. Except in accordance with the procedures set forth in Section 2 hereof, each party agrees that, without the prior written consent of the other party, it and its Representatives will not disclose or reveal to any person any information about a Possible Transaction or the terms or conditions or any other facts relating thereto, including without limitation, the fact that investigations, discussions or negotiations are taking place with respect thereto or the status or termination thereof and the identity of the parties thereto, the fact that this Agreement exists or its terms, or the fact that Information has been made available; provided that either party may make such disclosure if it is advised by counsel that such disclosure is required by law or the applicable rules of any national securities exchange or interdealer quotation system, including without limitation the Australian Securities Exchange.
11. Term and Survival. Except as otherwise provided herein, all obligations imposed hereunder shall continue in force for a period of three (3) years from the Effective Date.
12. Warranties. The parties warrant and represent that they have the right to enter into this Agreement and that it is a valid and binding obligation of the parties relating to the matters herein. The parties further warrant and represent that the terms of this Agreement are not inconsistent with other contractual obligations, express or implied, which they may have.
13. No Agreement. Each party understands and agrees that (a) no contract or agreement providing for a transaction between the parties hereto will be deemed to exist unless and until the parties execute and deliver a definitive written agreement therefor, (b) neither party shall be under any obligation of any kind by virtue of this Agreement to negotiate or enter into any such definitive

November 14, 2008
agreement or transaction with the other party, (c) except as set forth herein, neither party shall be under any obligation to make any particular Information available to the other party or its Representatives, or to supplement or update any Information that is furnished to the Recipient or its Representatives, (d) the Disclosing Parties have not made and are not making any representation or warranty, express or implied, as to the accuracy, completeness or fitness for any particular purpose of any Information of such Disclosing Party, and (e) a Disclosing Party shall not have any liability to the Recipient relating to or resulting from the Recipient’s use of any Information of such Disclosing Party or any inaccuracies or errors therein or omissions therefrom.
14. Insider Trading. Each Recipient hereby acknowledges that it is aware, and will advise its Representatives who are informed as to the matters which are the subject of this Agreement, that Information of the Disclosing Party may contain material non-public information and that applicable securities laws impose certain restrictions on trading securities of an issuer when in possession of material non-public information about such issuer and on communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to trade in such securities.
15. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of law thereof. The parties hereby unconditionally and irrevocably submit to the exclusive jurisdiction and venue of the courts located in the State of New York and the United States of America, in each case located in the County of New York, for any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts). The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts located within the State of New York and the United States of America, in each case located in the County of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
16. Amendments. No modification of this Agreement shall be effective unless made in writing and signed by a duly authorized representative of each party. Each party understands and agrees that no failure or delay in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or of any other right, power or privilege hereunder.
17. Equitable Relief. Each party understands and agrees that money damages may not be a sufficient remedy for any breach of this Agreement and that the non-breaching party shall be entitled to seek specific performance, injunctive and/or other equitable relief as a remedy if any party or any of its Representatives breaches or threatens to breach any of the provisions of this Agreement. Such remedy shall not be deemed to be the exclusive remedy for a breach or threatened breach of this Agreement but shall be in addition to any and all other remedies available at law or in equity.
18. No Assignment. Neither party may assign or delegate all or any part of its rights or obligations under this Agreement (including by merger, operation of law or otherwise) without the prior written consent of the other party.

November 14, 2008
19. Severability. If any provision of this Agreement is found by a proper authority to be unenforceable or invalid such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and all other terms and provisions of this Agreement shall remain in full force and effect. If any term or provision of this Agreement is determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the parties contemplate that such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law and applicable court decisions.
20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.
21. Entire Agreement. This Agreement contains the entire agreement between the parties regarding its subject matter and supersedes all prior agreements, understandings, arrangements and discussions between the parties regarding such subject matter.
(signature page immediately follows)

November 14, 2008
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

THORATEC CORPORATION		HEARTWARE INTERNATIONAL, INC.

By: Name:	/s/ Gerhard F. Burbach Gerhard F. Burbach	By: Name:	/s/ David McIntyre David McIntyre
Title:	President and CEO	Title:	Chief Financial Officer